NEWS

Reynolds and Reynolds Announces Proposal to Acquire DCS Group PLC

Note: The proposal referred to in this announcement has been announced by Reynolds and Reynolds UK Holding Limited in the UK

DAYTON, OHIO, May 24, 2006 – The Reynolds and Reynolds Company (NYSE:REY) today announced that the board of its wholly owned subsidiary Reynolds and Reynolds UK Holding Limited has reached agreement with the board of DCS Group PLC on the terms of a recommended proposal for the cash acquisition of DCS.

The transaction is valued at £21.7 million (approximately $41 million U.S.), including net debt of £10.8 million (approximately $20 million U.S.) as of December 31, 2005. The acquisition is to be implemented by means of a court approved process and requires the approval of DCS shareholders and court sanction in the UK. If approved, it is expected to become effective July 27. DCS shareholders would receive 31.5 pence (approximately $0.60) for each DCS share.

DCS is one of the leading providers of software and services to the European automotive retailing market. Its customers include approximately 4,500 dealers. DCS will become part of the Reynolds International organization, which serves dealers and OEM networks in 36 countries.

Fin O’Neill, president and CEO of The Reynolds and Reynolds Company and chairman of the board of Reynolds & Reynolds UK Holding Limited, said, “The combination of the DCS customer base and product offering and Reynolds’ resources, brand and automotive retail experience will bring benefits to both groups’ customers. It will enhance Reynolds’ ability to offer its broad range of additional product solutions to the large existing DCS customer base, which includes the majority of the top automotive manufacturers in Europe, and will also provide opportunities to market some DCS products to Reynolds’ existing customer base.

Doug Ventura, executive vice president, Reynolds International, said, “The international dealer services market is one of the keys to the growth of our company. With the intellectual assets and market reach of DCS, we will be better able to address and anticipate the needs of our global customers.”

Following the acquisition, Reynolds will serve more than 15,000 dealers worldwide.

Colin Amies, chairman, DCS Group PLC, said, “We believe that the recommended acquisition of DCS will benefit all our stakeholders by giving value at a significant premium to the current market valuation as well as providing the benefits to our customers, employees and associates that accrue from being part of a large global organization.”

Stephen Yapp, chief executive, DCS Group PLC, said, “Reynolds and DCS share a common vision—to deliver solutions and services that help dealers manage change and improve their profitability.  Reynolds intends to offer, maintain and support the solutions used by DCS customers as the combined organization moves forward following completion.”

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the scheduled date for the company’s annual meeting; the time and documentation necessary to implement changes in accounting policy in order to prepare and review financial statements for quarterly periods; the company’s ability to make further timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of a further delay on the listing of the company’s common stock on the New York Stock Exchange, the funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay of the company’s periodic reports, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About DCS

DCS Automotive (www.dcsautomotive.com) is a subsidiary company of DCS Group plc (www.dcsgroup.co.uk).  DCS Automotive has offices in Germany, France, UK, Switzerland and Spain. It is one of the leading European providers of integrated IT solutions and services that enable automotive franchised dealers manage their businesses and improve their profitability.  The company is a leader in the French, German and Swiss marketplaces. It has more than 30 years experience of successfully serving dealers and automotive distribution groups of the major European OEMs including Audi, BMW, Citroen, Fiat, Ford, Nissan, Peugeot, Renault and Volkswagen.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is a leading provider of dealer management systems in the U.S. and Canada. The Company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

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Contact info:

Media
Mark Feighery (Reynolds) 937.485.8107 mark_feighery@reyrey.com	Stephen Yapp 44 (0) 19 2648 8200

Investors

John E. Shave (Reynolds) 937.485.1633 John_shave@reyrey.com	Ginny Pulbrook (DCS) 44 (0) 20 7282 2945 ginny.pulbrook@citigatedr.co.uk